Exhibit 99.1

Name and Address of Reporting Person:	PEP VIII GP LLC
50 Kennedy Plaza
Providence, RI 02903

Issuer Name and Ticker or Trading Symbol:	OUTFRONT Media Inc. [OUT]

Date Event Requiring Statement
(Month/Day/Year):	September 18, 2020

Footnotes to Form 3

(1)
This statement is being filed by the following Reporting Persons: PEP VIII GP LLC (“SPV GP”), PEP VIII-A SPV, L.P. (“PEP VIII-A SPV”); PEP VIII (Scotland) SPV, L.P. (“PEP Scotland SPV”), PEP VIII SPV, L.P. (“PEP 5 SPV”), PEP VIII-A AIV SPV, L.P. (“PEP 6 SPV”), PEP VIII Co-Invest SPV, L.P. (“PEP Advertising SPV”, and together with PEP VIII-A, PEP Scotland SPV, PEP 5 SPV and PEP 6 SPV, the “PEP SPVs”).

(2)
The Issuer’s Series A Convertible Perpetual Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), is convertible at the option of a holder at any time into shares of Common Stock at an initial conversion price of $16.00 per share and an initial conversion rate of 62.50 shares of Common Stock per share of Series A Preferred Stock, subject to certain adjustments, as specified in the Articles Supplementary (the “Articles Supplementary”) filed by the Issuer on April 20, 2020, with the State Department of Assessments and Taxation of Maryland (included as Exhibit 3.1 to the Issuer’s Form 8-K filed with the Securities and Exchange Commission on April 20, 2020).  The Series A Preferred Stock has no expiration date.

(3)
Represents: 4,717,750 shares of Common Stock issuable upon the conversion of 75,484 shares of Series A Preferred Stock directly held by PEP VIII-A SPV; 71,187.50 shares of Common Stock that are issuable upon the conversion of 1,139 shares of Series A Preferred Stock directly held by PEP Scotland SPV; 6,911,312.50 shares of Common Stock that are issuable upon the conversion of 110,581 shares of Series A Preferred Stock directly held by PEP 5 SPV; 2,362,250 shares of Common Stock that are issuable upon the conversion of 37,796 shares of Series A Preferred Stock directly held by PEP 6 SPV; and 3,125,000 shares of Common Stock that are issuable upon the conversion of 50,000 shares of Series A Preferred Stock directly held by PEP Advertising SPV, in each case, subject to adjustment as specified in the Articles Supplementary.

(4)
Prior to September 18, 2020, each of Providence Equity Partners VIII-A L.P., Providence Equity Partners VIII (Scotland) L.P., PEP VIII Intermediate 5 L.P., PEP VIII Intermediate 6 L.P and PEP VIII Advertising Co-Investment L.P directly owned the shares of Series A Preferred Stock reported herein, which shares they each directly contributed to a direct subsidiary for no consideration. No securities of the Issuer were purchased, sold or otherwise transferred in connection with such contributions.

(5)
PEP VIII International Ltd. (“PEP International”) is the sole general partner of Providence Equity GP VIII, L.P. (“PEP VIII GP”), which, in turn, is the sole member of GP SPV. SPV GP is the sole general partner of each of the PEP SPVs. PEP International, PEP GP VIII and SPV GP may be deemed to indirectly beneficially own the securities directly held by the PEP SPVs.

(6)
Each Reporting Person disclaims beneficial ownership of the securities reported herein for purposes of Section 16 of the Securities Exchange of 1934, as amended (the “Exchange Act”), or for any other purpose, except to the extent of its respective pecuniary interest therein, if any.  This report shall not be deemed an admission that (i) any of the PEP SPVs is a beneficial owner of the securities held by any of the other PEP SPVs or that (ii) any of PEP International, PEP GP VIII or SPV GP is a beneficial owner of the securities held by the PEP SPVs, in each case for the purpose of Section 16 of the Exchange Act, or for any other purpose, except to the extent of their pecuniary interest therein, if any.